Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 8 to the Registration Statement (Form S-4 No. 333-121996) and the related Prospectus of NACCO Industries, Inc. (“NACCO”) for the offer by selling stockholders to exchange up to 355,703 shares of Class A Common Stock for 355,703 shares of Class B Common Stock of NACCO Industries, Inc. and to the incorporation by reference therein of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedules of NACCO, and the effectiveness of internal control over financial reporting of NACCO, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cleveland, Ohio
February 29, 2012